UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15 (D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report: April 9, 2018

Stemcell Holdings, Inc.

(Name of Small Business Issuer in its charter)

Delaware	000-55583	36-4827622
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

C/O Stemcell Co., Ltd., 5-9-15-3F, Minamiaoyama

Minato-ku, Tokyo, 107-0062, Japan

(Address of Principal Executive Offices)

Telephone: +81-3-3400-0707

(Registrant's telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain officers; Compensatory Arrangements of Certain Officers.

On April 9, 2018 the Board of Directors (the "Board") of Stemcell Holdings Inc. (the "Company") approved the resignation of Ms. Erika, Nakazawa from the position of Chief Financial Officer (“CFO”) effective on April 9, 2018. The resignation was not the result of any disagreement with the Company on any matter relating to the Company’s operations, policies or practices.

On April 9, 2018 the Board approved the appointment of Ms. Rei Mochizuki as our new Chief Financial Officer, effective on April 9, 2018.

Ms. Rei Mochizuki, Age 46 - Chief Financial Officer

Background of Ms. Rei Mochizuki

Ms. Mochizuki earned a BA and Masters Degree in Commerce from Waseda university (Tokyo, Japan) and EMBA in Kellogg-HKUST business school. From July 2012 to February 2018 Mr. Mochizuka held the position of Finance Director at McCann Healthcare Communications Japan. Her responsibilities included working with the Chief Executive Officer to direct all financial activities for the $100 million healthcare advertising and communication business. She was also responsible for directing a fourteen person finance team including financial planning & analysis (FP&A).

Due to Ms. Mochizuki’s professional experience in finance the board of directors has decided to appoint her to the position of Chief Financial Officer.

As of the date of this filing, there has not been any material plan, contract or arrangement (written or unwritten) to which any of our officers or directors are a party in connection with their appointments at Stemcell Holdings, Inc.

Item 8.01 Other Events.

Appointment of the New Officer of the Wholly Owned Subsidiary

On April 9, 2018 Ms. Rei Mochizuki was appointed as the Chief Financial Officer of Stemcell Co., Ltd., a Japan Corporation, which is our wholly owned subsidiary.

Item 9.01. Financial Statements and Exhibits.

None

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Stemcell Holdings, Inc.

Dated: April 9, 2018

By: /s/ Takaaki Matsuoka

Takaaki Matsuoka

President, CEO and Director